SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 23, 2005

SCOTIA PACIFIC COMPANY LLC

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

333-63825

(Commission File Number)

68-0414690

(I.R.S. Employer Identification Number)

P.O. Box 712 125 Main Street, 2nd Floor Scotia, California (Address of Principal Executive Offices)	95565 (Zip Code)

Registrant's telephone number, including area code: (707) 764-2330

Explanatory Note

This Form 8-K/A is being filed in order to revise and clarify the last sentence of the second paragraph of Item 1.02 of a Form 8-K filed by the Company on September 26, 2005.

Item 1.02.	Termination of a Material Definitive Agreement.

On June 3, 2005 the Registrant agreed to be responsible for certain payment and other obligations of an ad hoc committee (the "Ad Hoc Committee") of holders of the Registrant's Timber Collateralized Notes (the "Timber Notes") to their counsel, Bingham McCutchen LLP ("Bingham"), and to their financial advisor, Houlihan Lokey Howard & Zukin ("Houlihan"). The Ad Hoc Committee retained the services of Bingham and Houlihan in connection with the Registrant's previously-announced intention to seek a restructuring of the Timber Notes.

On September 23, 2005 the Registrant terminated its agreement to be responsible for further monthly payment and other obligations of the Ad Hoc Committee to each of Bingham and Houlihan, effective immediately in the case of Bingham and effective October 23, 2005 in the case of Houlihan. The Registrant terminated its agreement upon the recommendation of its Special Committee of Managers since it concluded that insufficient progress had been made in negotiations with the Ad Hoc Committee and was advised that less than 15% of the holders of Timber Notes (measured by principal amount) had agreed to confidentiality provisions necessary in order to participate in a process intended to lead to a restructuring agreement.

For information about the Registrant's remaining obligations pursuant to the Bingham and Houlihan agreements, please see the exhibits attached to the Registrant's Current Report on Form 8-K filed on June 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 5, 2005	SCOTIA PACIFIC COMPANY LLC (Registrant) By: /s/ Bernard L. Birkel Bernard L. Birkel Secretary and Senior Assistant General Counsel

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